As filed with the Securities and Exchange Commission on May 10, 2016

Registration No. 333-132769
Registration No. 333-132771
Registration No. 333-132772
Registration No. 333-166622

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132769
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132771
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132772
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166622

UNDER THE SECURITIES ACT OF 1933
_____________________________

NTELOS HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4573125 (I.R.S. Employer Identification No.)

1154 Shenandoah Village Drive Waynesboro, Virginia (Address of principal executive offices)	22980 (Zip code)
_____________________________
NTELOS Holdings Corp. Amended and Restated Equity Incentive Plan
NTELOS Holdings Corp. Non-Employee Director Equity Plan
NTELOS Holdings Corp. Employee Stock Purchase Plan
NTELOS Holdings Corp. 2010 Equity and Cash Incentive Plan
(Full title of plans)
_____________________________
Raymond B. Ostroski
Vice President - Legal and General Counsel
500 Shentel Way
Edinburg, Virginia 22824
(540) 984-5040
(Name and address and telephone number, including area code, of agent for service)

Copy to:
Steven M. Haas, Esq.
Hunton & Williams LLP
951 East Byrd Street
Richmond, Virginia 23219

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION
These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Forms S-8 (collectively, the “Registration Statements”) filed by NTELOS Holdings Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”):

•
Registration No. 333-132769 filed on Form S-8 on March 28, 2006, registering 4,050,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), under the NTELOS Holdings Corp. Amended and Restated Equity Incentive Plan;

•	Registration No. 333-132771 filed on Form S-8 on March 28, 2006, registering 400,000 shares of the Registrant’s Common Stock under the NTELOS Holdings Corp. Non-Employee Director Equity Plan;

•	Registration No. 333-132772 filed on Form S-8 on March 28, 2006, registering 200,000 shares of the Registrant’s Common Stock under the NTELOS Holdings Corp. Employee Stock Purchase Plan; and

•	Registration No. 333-166622 filed on Form S-8 on May 7, 2010, registering 4,000,000 shares of the Registrant’s Common Stock under the NTELOS Holdings Corp. 2010 Equity and Cash Incentive Plan.

On May 6, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 10, 2015, by and among Shenandoah Telecommunications Company (“Parent”), Gridiron Merger Sub, Inc., a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).
In connection with the Merger, Registrant has terminated any and all offerings of Registrant’s securities pursuant to the Registration Statements. Accordingly, Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edinburg, Commonwealth of Virginia, on May 10, 2016.

NTELOS Holdings Corp.

By:	/s/ Raymond B. Ostroski
Name:Raymond B. Ostroski
Title:Vice President - Legal and General Counsel